Exhibit 99.1

COLONY CAPITAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Los Angeles, CA, March 1, 2019 - Colony Capital, Inc. (NYSE:CLNY) and subsidiaries (collectively, “Colony Capital,” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2018 and the Company’s Board of Directors declared a first quarter 2019 cash dividend of $0.11 per share of Class A and Class B common stock.

Fourth Quarter and Full Year 2018 Financial Results and Highlights

•
Fourth quarter 2018 net loss attributable to common stockholders of $(397.2) million, or $(0.82) per share, which included noncash impairments attributable to common stockholders of $258 million; Full year 2018 net loss attributable to common stockholders of $(632.7) million, or $(1.28) per share, which included noncash impairments attributable to common stockholders of $563 million

•	Fourth quarter 2018 Core FFO of $22.5 million, or $0.04 per share, and full year 2018 Core FFO of $333.3 million, or $0.62 per share

•
Fourth quarter 2018 Core FFO included net investment losses of $29 million primarily related to CLNY OP's share of private equity secondaries mark-to-market adjustments and associated tax effect from Colony Credit Real Estate, Inc. (NYSE: CLNC)

•	The Company’s Board of Directors declared and paid a fourth quarter 2018 dividend of $0.11 per share of Class A and B common stock

•	During the fourth quarter 2018, the Company raised $219 million of third-party capital (including amounts related to affiliates), resulting in full year 2018 third-party capital raised of $5.5 billion

•
During the fourth quarter 2018, the Company completed over $320 million of Other Equity and Debt asset monetizations, with net equity proceeds of $254 million, resulting in full year 2018 asset monetizations of $1.4 billion with net equity proceeds of $914 million

•
During the fourth quarter 2018, the Company invested, or committed to invest $144 million in three Strategic Other Equity and Debt GP co-investments, resulting in full year 2018 deployment of $530 million primarily in Strategic Other Equity and Debt

•
During the fourth quarter 2018, the Company repurchased 6.6 million shares of its Class A common stock at an average price of $4.80 per share, or $32 million, resulting in full year 2018 repurchases of 61.4 million shares at an average price of $5.71 per share, or $351 million; the Company also redeemed all of the shares of its 8.5% Series D cumulative redeemable perpetual preferred stock during 2018 for $200 million

•
The Company announced a corporate restructuring and reorganization plan which is expected to generate $50 to $55 million ($45 to $50 million on a cash basis) of annual compensation and administrative cost savings over the next 12 months of which approximately 50% of run-rate cost savings are currently in place

•
The Company and NorthStar Realty Europe Corp. (NYSE: NRE) reached an agreement to terminate the management agreement between the companies upon the sale of NRE or the internalization of the management of NRE and in connection with such termination, NRE will make a termination payment to the Company of $70 million, minus any incentive fee paid to the Company through termination

•	Listed CLNC on the New York Stock Exchange, one of the largest commercial real estate credit REITs, creating a permanent capital vehicle externally managed by the Company

•	Subsequent to the fourth quarter 2018:

•
The Company acquired a $1.2 billion industrial portfolio, part of which includes the initiation of a new bulk industrial strategy that is expected to be complementary to, and synergistic with, our existing $4 billion light industrial platform

•
Digital Colony entered into a definitive agreement to acquire Cogeco Peer 1, a leading Canadian provider of colocation, network connectivity and managed services through its substantial fiber and data center assets, for a price of C$720 million

•	The Company entered into a definitive agreement to acquire the Abraaj Group’s private equity platform in Latin America

•
The Company announced a series of changes to enhance its corporate governance and entered into a Cooperation Agreement with Blackwells Capital LLC under which two new independent directors were appointed, another director will be jointly appointed by the Company and Blackwells, and a Strategic Asset Review Committee was formed by the Board of Directors

•	The Company funded $122 million for prior commitments in Strategic Other Equity and Debt investments and its share of the recently acquired bulk industrial portfolio

•	As of February 25, 2019, the Company had approximately $1.0 billion of liquidity through availability under its revolving credit facility

For more information and a reconciliation of net income/(loss) to common stockholders to Core FFO, NOI and/or EBITDA, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

Fourth Quarter 2018 Operating Results and Investment Activity by Segment
Colony Capital holds investment interests in six reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; CLNC; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of December 31, 2018, the consolidated healthcare portfolio consisted of 413 properties: 192 senior housing properties, 108 medical office properties, 99 skilled nursing facilities and 14 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of December 31, 2018. The healthcare portfolio earns rental income from our senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, we also earn resident fee income from senior housing properties that are managed by operators under a REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure.

During the fourth quarter 2018, this segment’s net loss attributable to common stockholders was $(162.4) million, Core FFO was $12.6 million and consolidated NOI was $74.4 million. Net loss included noncash impairments attributable to common stockholders of $143 million related to certain medical office buildings, skilled nursing facilities and senior housing properties, which were added back in the calculation of FFO and, as a result, Core FFO. In the fourth quarter 2018, healthcare same store portfolio sequential quarter to quarter comparable revenue decreased (0.8)% and net operating income decreased (4.1)%. Compared to the same period last year, fourth quarter 2018 same store revenue decreased (1.6)% and net operating income decreased (2.8)%. Sequential quarter to quarter and same period prior year comparable revenue and NOI decreased primarily due to weaker operating results in our RIDEA senior housing properties and bad debt expense in our medical office buildings. Healthcare same store portfolio full year 2018 net operating income decreased (0.1)% compared to 2017. The healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 412 properties in the quarterly and full year comparisons. Properties acquired, disposed or held for sale during these periods are excluded for the same store portfolio and same store results exclude certain non-recurring bad debt expense.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI(2)		Occupancy %(3)		TTM Lease Coverage(4)
($ in millions)	Q4 2018	Q4 2018	Q4 2018	Q3 2018	Q4 2018	Q3 2018	9/30/18	6/30/18
Senior Housing - Operating	$15.7	$11.1	$15.7	$17.4	86.8%	87.1%	N/A	N/A
Medical Office Buildings	12.6	9.0	12.6	13.4	82.3%	83.0%	N/A	N/A
Triple-Net Lease:
Senior Housing	15.3	10.9	15.3	15.3	82.1%	82.0%	1.4x	1.4x
Skilled Nursing Facilities	26.0	18.4	25.8	26.2	82.4%	81.9%	1.2x	1.2x
Hospitals	4.8	3.4	4.8	5.1	58.1%	57.1%	3.4x	3.2x
Healthcare Total	$74.4	$52.8	$74.2	$77.4
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(1)	CLNY OP Share NOI represents fourth quarter 2018 Consolidated NOI multiplied by CLNY OP’s ownership interest as of December 31, 2018.

(2)	Same Store Consolidated NOI excludes $0.9 million of non-recurring bad debt expense during the third quarter 2018.

(3)	Occupancy % for Senior Housing - Operating represents average during the presented quarter, MOB’s is as of last day in the quarter and for other types represents average during the prior quarter.

(4)	Represents the ratio of the tenant’s/operator’s EBITDAR to cash rent payable to the Company’s Healthcare Real Estate segment on a trailing twelve month basis.

Asset Financing
During the fourth quarter 2018, the Company closed on a new $140 million consolidated, or $99 million CLNY OP share, floating rate loan collateralized by a select portfolio of medical office buildings, which was primarily used to repay the floating rate debt component of a consolidated $1.85 billion non-recourse loan. The remaining $1.725 billion fixed rate component of this loan has a maturity date of December 2019 and the Company is currently evaluating options in connection with the scheduled maturity.

Industrial Real Estate
As of December 31, 2018, the consolidated industrial portfolio consisted of 400 primarily light industrial buildings totaling 48.5 million rentable square feet across 20 major U.S. markets and was 95% leased. During the fourth quarter 2018, the Company raised $56 million of new third-party capital. As a result, the Company’s equity interest in the consolidated Industrial Real Estate segment decreased to approximately 35% as of December 31, 2018 from 36% as of September 30, 2018. Total third-party capital commitments were approximately $1.5 billion compared to cumulative balance sheet contributions of $749 million as of December 31, 2018. The Company continues to own a 100% interest in the related operating platform. The Industrial Real Estate segment is composed of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets generally targeting multi-tenanted warehouses less than 250,000 square feet.

During the fourth quarter 2018, this segment’s net income attributable to common stockholders was $1.2 million, Core FFO was $11.8 million and consolidated NOI was $51.3 million. In the fourth quarter 2018, industrial same store portfolio sequential quarter to quarter comparable rental revenue increased 0.7% and net operating income increased 0.4%. Compared to the same period last year, fourth quarter 2018 same store rental revenue increased 2.6% and net operating income decreased (0.6)% primarily due to higher expenses in the fourth quarter 2018 related to one time repairs & maintenance and insurance reimbursement income recognized in the fourth quarter 2017. Industrial same store portfolio full year 2018 net operating income increased 2.4% compared to 2017. The Company’s industrial same store portfolio consisted of 257 buildings. The same store portfolio is defined once a year at the beginning of the current calendar year and includes buildings that were owned, stabilized and held-for-use throughout the entirety of both the current and prior calendar years. Properties acquired, disposed or held-for-sale after the same store portfolio is determined are excluded. Stabilized properties are defined as properties owned for more than one year or are greater than 90% leased. Same store NOI excludes lease termination fee revenue.

The following table presents NOI and certain operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI (1)	Consolidated NOI		Leased %(2)
($ in millions)	Q4 2018	Q4 2018	Q4 2018	Q3 2018	12/31/18	9/30/18
Industrial	$51.3	$18.1	$32.2	$32.1	95.0%	95.0%
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(1)	CLNY OP Share NOI represents fourth quarter 2018 Consolidated NOI multiplied by CLNY OP’s ownership interest as of December 31, 2018.

(2)	Leased % as of the reported date represents square feet under executed leases, some of which may not have taken occupancy.

Asset Acquisitions, Dispositions and Financing
During the fourth quarter 2018, the consolidated industrial portfolio disposed of six non-core buildings for $25 million.

Subsequent to the fourth quarter 2018, the consolidated industrial portfolio acquired three industrial buildings totaling 0.7 million square feet for $100 million. In addition, the Company closed on the acquisition of a value-add portfolio of 54 light and bulk industrial buildings for $1.16 billion (of which four buildings are expected to close over the next six months). The portfolio is located across ten U.S. markets, totaling 11.9 million square feet and is 71% leased. Forty-eight buildings are light industrial, which were acquired by the Company’s existing light industrial platform. The remaining six bulk industrial buildings were acquired through a newly formed joint venture partnership in which the Company has a 51% interest and a third-party institutional investor has a 49% interest.

In conjunction with the $1.16 billion acquisition, the Industrial Real Estate platform closed on a new $500 million floating rate, five year term loan and a $600 million revolver with a four year initial term, which replaces the prior $400 million revolver. The revolver is currently $142 million drawn and the combined financing is secured by the light industrial portfolio, but is non-recourse to the Company. Separately, the Industrial Real Estate platform obtained a $235 million first mortgage loan secured by the bulk industrial portfolio.

Hospitality Real Estate
As of December 31, 2018, the consolidated hospitality portfolio consisted of 167 properties: 97 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of December 31, 2018. The hospitality portfolio consists primarily of premium branded select service hotels and extended stay hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands. The select service hospitality portfolio referred to as the THL Hotel Portfolio, which the Company acquired through consensual transfer during the third quarter 2017, is not included in the Hospitality Real Estate segment and is included in the Other Equity and Debt segment.

During the fourth quarter 2018, this segment’s net loss attributable to common stockholders was $(15.6) million, Core FFO was $31.0 million and consolidated EBITDA was $62.4 million. Compared to the same period last year, fourth quarter 2018 hospitality same store portfolio revenue increased 1.7% and EBITDA increased 3.9%, due to higher occupancy and average daily rates. In addition, fourth quarter 2017 EBITDA included one-time hurricane related expenses. Hospitality same store portfolio full year 2018 EBITDA increased 1.3% compared to 2017. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter to quarter revenue and EBITDA result comparisons are not meaningful. The hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 167 hotels.

The following table presents EBITDA and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNY OP Share					Avg. Daily Rate		RevPAR(3)
	EBITDA (1)	EBITDA(2)	Consolidated EBITDA		Occupancy %(4)		(In dollars)(4)		(In dollars)(4)
($ in millions)	Q4 2018	Q4 2018	Q4 2018	Q4 2017	Q4 2018	Q4 2017	Q4 2018	Q4 2017	Q4 2018	Q4 2017
Marriott	$48.5	$45.7	$48.5	$47.6	70.0%	69.7%	$125	$125	$87	$87
Hilton	10.1	9.5	10.1	9.0	75.5%	74.0%	126	123	95	91
Other	3.8	3.6	3.8	3.4	77.9%	75.5%	134	129	105	97
Total/W.A.	$62.4	$58.8	$62.4	$60.0	71.3%	70.7%	$126	$125	$90	$88
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(1)	Fourth quarter 2018 Consolidated EBITDA excludes a FF&E reserve contribution amount of $8.8 million.

(2)	CLNY OP Share EBITDA represents fourth quarter 2018 Consolidated EBITDA multiplied by CLNY OP’s ownership interest as of December 31, 2018.

(3)	RevPAR, or revenue per available room, represents a hotel's total guestroom revenue divided by the room count and the number of days in the period being measured.

(4)	For each metric, data represents average during the presented quarter.

Asset Financing
Subsequent to the fourth quarter 2018, the Company refinanced $116 million of existing consolidated and CLNY OP share of debt in the Hospitality Real Estate segment, extending the fully extended maturity date from 2020 to 2024.

Colony Credit Real Estate, Inc. (“CLNC”)
On February 1, 2018, Colony Credit Real Estate, Inc., a leading commercial real estate credit REIT, announced the completion of the combination of a select portfolio of the Company’s assets and liabilities from the Other Equity and Debt segment with NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) and NorthStar Real Estate Income II, Inc. (“NorthStar II”) in an all-stock transaction. In connection with the closing, CLNC completed the listing of its Class A common stock on the New York Stock Exchange under the ticker symbol “CLNC.” The combination created a permanent capital vehicle, externally managed by the Company, with $5.5 billion in assets, at CLNC share, and $2.8 billion in book equity value as of December 31, 2018. The Company owns 48.0 million shares, or 37%, of CLNC and earns an annual base management fee of 1.5% on stockholders’ equity (as defined in the CLNC management agreement) and an incentive fee of 20% of CLNC’s Core Earnings over a 7% hurdle rate. During the fourth quarter 2018, this segment’s net loss attributable to common stockholders was $(44.8) million and Core FFO was $(13.7) million. Net loss included noncash impairments and provision for loan losses attributable to CLNY common stockholders of $27 million, which were added back in the calculation of CLNC's Core Earnings and, as a result, the Company’s Core FFO. In addition, Core FFO included $29 million CLNY OP's share of net losses primarily related to private equity secondaries mark-to-market adjustments and associated tax effect from CLNC. Please refer to the CLNC's earnings release and financial supplemental furnished on Form 8-K filed with the SEC and its Annual Report on Form 10-K to be filed with the SEC for additional detail.

Other Equity and Debt
The Company owns a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include our 11% interest in NorthStar Realty Europe Corp. (NYSE: NRE) and other investments for which the Company acts as a general partner and/or manager (“GP Co-Investments”) and receives various forms of investment management economics on the related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including other real estate equity including the THL Hotel Portfolio and the Company’s interest in Albertsons; real estate debt; net leased assets; and multiple classes of commercial real estate (“CRE”) securities. During the fourth quarter 2018, this segment’s aggregate net income attributable to common stockholders was $4.9 million and Core FFO was $31.6 million. Net income included noncash impairments attributable to common stockholders of $36 million within Non-Strategic Other Equity and Debt primarily related to owned suburban office properties.

Other Equity and Debt Segment Asset Acquisitions and Dispositions
During the fourth quarter 2018, the Company invested, or committed to invest $144 million in three Strategic Other Equity and Debt GP co-investments. During the fourth quarter 2018, the Company sold or received payoffs in aggregate of over $320 million with net equity proceeds of $254 million from various other real estate debt and equity investments, including $180 million from the Other Real Estate Equity category; $60 million from the Real Estate Debt category; and $14 million from the Net Lease Real Estate Equity category.

As of December 31, 2018, the undepreciated carrying value of assets and equity within the Other Equity and Debt segment were $3.2 billion and $2.0 billion, respectively, down from $3.4 billion and $2.1 billion, respectively, as of September 30, 2018.

	CLNY OP Share
	Undepreciated Carrying Value
	December 31, 2018		September 30, 2018
($ in millions)	Assets	Equity	Assets	Equity
Strategic:
GP co-investments	$1,075	$684	$855	$528
Interest in NRE	88	88	74	74
Strategic Subtotal	1,163	772	929	602

Non-Strategic:
Other Real Estate Equity & Albertsons	1,481	752	1,742	956
Real Estate Debt	297	297	399	376
Net Lease Real Estate Equity	219	92	245	108
CRE Securities and Real Estate Private Equity Funds	70	70	71	71
Non-Strategic Subtotal	2,067	1,211	2,457	1,511
Total Other Equity and Debt	$3,230	$1,983	$3,386	$2,113

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end private funds, traded and non-traded real estate investment trusts and registered investment companies. As of December 31, 2018, the Company had $28.4 billion of third-party AUM compared to $28.9 billion as of September 30, 2018. As of December 31, 2018, Fee-Earning Equity Under Management (“FEEUM”) was $17.6 billion compared to $17.7 billion as of September 30, 2018. The decrease in FEEUM was primarily attributable to a decrease in the published Net Asset Value of NorthStar Healthcare Income partially offset by capital raised in Digital Colony and the industrial platform and new investments. During the fourth quarter 2018, this segment’s aggregate net loss attributable to common stockholders was $(11.8) million and Core FFO was $31.5 million. Net loss included an aggregate $43 million of noncash impairments related to the write-down of a non-wholly owned Real Estate Investment Management platform and intangibles on an investment management contract. These noncash impairments were added back in the calculation of Core FFO. In addition, net loss and Core FFO included a $5 million realized incentive fee from NRE and an aggregate $6 million of unrealized carried interest from the Company's managed funds, and were negatively impacted by $1 million of placement fees related to third-party capital raised, which must be expensed upfront although payments are made over a multi-year time period.

Colony Capital Fundamental US Real Estate Index (“the Index”)
During the fourth quarter 2018, the Company launched the Index, which is a rules-based (smart-beta) strategy that invests in the common stocks of real estate investment trusts (REITs). The Index implements fundamental real estate investing principles drawn from the Company’s 27 years of managing real estate investments for institutional investors, with a focus on risk mitigation. The Company has partnered with Barclays Bank PLC to structure the Index and Barclays Index Administration performs the role of index sponsor and administers the Index. Additionally, during the fourth quarter 2018, DoubleLine Capital licensed the Index to launch the DoubleLine Colony Real Estate and Income Fund ("the Fund"). The Fund is an open-end mutual fund that provides exposure to the Index and invests in a fixed income portfolio managed by DoubleLine Capital.

Colony HB2 Energy
During the fourth quarter 2018, the Company formed Colony HB2 Energy, a new energy focused investment management platform in partnership with HB2 and its seasoned management team. Colony HB2 Energy will sponsor and manage third-party capital across a series of investment solutions providing investors more efficient forms of exposure to the upstream and midstream oil and gas industry.

Colony Latam Partners
Subsequent to the fourth quarter 2018, the Company entered into a definitive agreement to acquire the Abraaj Group’s private equity platform in Latin America with its existing management team which will be rebranded as Colony Latam Partners. The transaction is expected to close during the first quarter 2019, subject to certain approvals. The platform’s core strategy is focused on growth equity investments in middle-market companies throughout the Pacific Alliance, a trade bloc consisting of Mexico, Colombia, Peru and Chile. Together, these four countries have a combined population of 210 million people and approximately 35% of the region's GDP.

Assets Under Management (“AUM”)
As of December 31, 2018, the Company had $43 billion of AUM compared to $44 billion as of September 30, 2018 and $43 billion as of December 31, 2017:

	December 31, 2018		September 30, 2018		December 31, 2017
($ in billions)	Amount	% of Grand Total	Amount	% of Grand Total	Amount	% of Grand Total

Balance Sheet (CLNY OP Share):
Healthcare	$3.9	9.1%	$4.1	9.4%	$4.1	9.6%
Industrial	1.2	2.8%	1.2	2.8%	1.3	2.9%
Hospitality	4.0	9.4%	4.0	9.2%	3.9	9.3%
Other Equity and Debt	3.2	7.5%	3.4	7.8%	4.6	10.7%
CLNC(1)	2.0	4.7%	2.0	4.5%	1.9	4.4%
Balance Sheet Subtotal	14.3	33.5%	14.7	33.7%	15.8	36.9%

Investment Management:
Institutional Funds	9.5	22.2%	9.8	22.5%	9.9	23.2%
Retail Companies	3.5	8.2%	3.6	8.3%	3.7	8.7%
Colony Credit Real Estate (NYSE:CLNC)(2)	3.5	8.2%	3.5	8.0%	3.2	7.6%
NorthStar Realty Europe (NYSE:NRE)	1.7	4.0%	2.0	4.6%	2.2	5.2%
Non-Wholly Owned REIM Platforms(3)	10.2	23.9%	10.0	22.9%	7.9	18.4%
Investment Management Subtotal	28.4	66.5%	28.9	66.3%	26.9	63.1%

Grand Total	$42.7	100.0%	$43.6	100.0%	$42.7	100.0%
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(1)
Represents the Company’s 37% ownership share of CLNC’s total pro-rata share of assets, at CLNC share, of $5.5 billion as of December 31, 2018 and September 30, 2018 and proforma $5.1 billion as of September 30, 2017.

(2)
Represents 3rd party 63% ownership share of CLNC’s total pro-rata share of assets, at CLNC share, of $5.5 billion as of December 31, 2018 and September 30, 2018 and proforma $5.1 billion as of September 30, 2017.

(3)	REIM: Real Estate Investment Management

Noncash Impairments and Unrealized Losses
During the fourth quarter 2018, the Company recorded noncash impairments and unrealized losses in net loss attributable to common stockholders of $258 million. These noncash impairments and unrealized losses were composed of $143 million related to the write-down of certain assets in our Healthcare Real Estate portfolio, $9 million related to the write-down of certain assets in our Hospitality Real Estate portfolio, $36 million of noncash impairments within Non-Strategic Other Equity and Debt primarily related to owned suburban office properties, $43 million related to the write-down of a non-wholly owned Real Estate Investment Management platform and intangibles on an investment management contract, and $27 million for provision for loan losses incurred through our ownership of CLNC shares. These noncash impairments and provision for loan losses were added back in the calculation of Core FFO.

During the full year 2018, the Company recorded noncash impairments and unrealized losses in net loss attributable to common stockholders of $563 million. These noncash impairments and unrealized losses were composed of $147 million related to the write-down of certain assets in our Healthcare Real Estate portfolio, $67 million related to the write-down of certain assets in our Hospitality Real Estate portfolio, $43 million of noncash impairments within Non-Strategic Other Equity and Debt, $259 million related to the write-down of non-wholly owned Real Estate Investment Management platforms, the NorthStar trade name and intangibles on an investment management contract, and $47 million for provision for loan losses incurred through our ownership of CLNC shares. These noncash impairments and provision for loan losses were added back in the calculation of Core FFO.

Liquidity and Financing
As of February 25, 2019, the Company had approximately $1.0 billion of liquidity through availability under its revolving credit facility.

$2 Billion Notional Interest Rate Swap
In connection with the merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp. (the "Merger"), the Company assumed a $2 billion notional interest rate swap intended to hedge against future interest rate increases of certain Healthcare mortgage debt at a breakeven 10-year swap rate of 3.394%. This swap does not qualify for hedge accounting; therefore, unrealized gains (losses) resulting from mark-to-market value changes at the end of each reporting period are recognized in earnings but do not affect Core FFO. This swap is currently out of the money and may be subject to future margin calls at a mark-to-market liability in excess of $160 million. The swap expires in December 2019 with a mandatory cash settlement at mark-to-market value (receivable to the Company if the 10-year swap rate is greater than 3.394% and a liability of the Company if the 10-year swap rate is lower than 3.394%) and can be terminated by the Company any time prior to expiration at mark-to market value. At merger closing in January 2017, the mark-to-market value of the swap liability was $153 million. As of December 31, 2018, the mark-to-market value of the swap liability was $126 million.

Common Stock and Operating Company Units
As of February 25, 2019, the Company had 483.4 million shares of Class A and B common stock outstanding and the Company’s operating partnership had 31.4 million operating company units outstanding held by members other than the Company or its subsidiaries.

During the fourth quarter 2018, the Company repurchased 6.6 million shares of its Class A common stock at an average price of $4.80 per share, or $32 million, resulting in full year 2018 repurchases of 61.4 million shares at an average price of $5.71 per share, or $351 million.

Subsequent to the fourth quarter 2018, the Company repurchased 652 thousand shares of its Class A common stock at an average price of $4.85 per share, or $3 million.

As of February 25, 2019, the Company had $247 million remaining under its share repurchase program.

Common and Preferred Dividends
On November 5, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share of Class A and Class B common stock for the fourth quarter of 2018, which was paid on January 15, 2019 to respective stockholders of record on December 31, 2018. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends were paid on February 15, 2019 to the respective stockholders of record on February 8, 2019 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends were paid on January 15, 2019 to the respective stockholders of record on January 10, 2019.

On February 27, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share of Class A and Class B common stock for the first quarter of 2019, which will be paid on April 15, 2019 to respective stockholders of record on March 29, 2019. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series

B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on May 15, 2019 to the respective stockholders of record on May 10, 2019 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends to be paid on April 15, 2019 to the respective stockholders of record on April 10, 2019.

Non-GAAP Financial Measures and Definitions
Assets Under Management (“AUM”)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at December 31, 2018. AUM further includes a) uncalled capital commitments and b) includes the Company’s pro-rata share of each affiliate non wholly-owned real estate investment management platform’s assets as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNY Operating Partnership (“CLNY OP”)
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNY OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.

The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses and foreign currency remeasurements; (viii) acquisition and merger related transaction costs; (ix) merger integration and restructuring costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate depreciation and amortization; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) and NorthStar Realty Europe (NYSE: NRE) represented its percentage interest multiplied by CLNC’s Core Earnings and NRE’s Cash Available for Distribution (“CAD”), respectively. CLNC’s Core Earnings reflect adjustments to GAAP net income to exclude impairment of real estate and provision for loan losses. Such impairment and losses may ultimately be realized, in part or in full, upon a sale or monetization of the related asset or loan and such realized loss would be reflected in CLNC’s Core Earnings and, as a result, the Company’s Core FFO. Refer to CLNC’s and NRE's respective filings with the SEC for the definition and calculation of Core Earnings and CAD.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance.

Net Operating Income (“NOI”) / Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”)
NOI for healthcare and industrial segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

EBITDA for the hospitality real estate segment represents net income from continuing operations of that segment excluding the impact of interest expense, income tax expense or benefit, and depreciation and amortization.

The Company believes that NOI and EBITDA are useful measures of operating performance of its respective real estate portfolios as they are more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI and EBITDA exclude historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI and EBITDA provide a measure of operating performance independent of the Company’s capital structure and indebtedness.

However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI and EBITDA. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Healthcare Real Estate segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Fourth Quarter 2018 Conference Call
The Company will conduct a conference call to discuss the financial results on Friday, March 1, 2019 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at www.clny.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting March 1, 2019, at 10:00 a.m. PT / 1:00 p.m. ET, through March 8, 2019, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13687007. International callers should dial (412) 317-6671 and enter the same conference ID number.

Corporate Overview and Supplemental Financial Report
A Fourth Quarter 2018 Corporate Overview and Supplemental Financial Report is available on the Company’s website at www.clny.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony Capital, Inc.
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment management firm with assets under management of $43 billion. The Company manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. The Company has significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC) and NorthStar Realty Europe Corp. (NYSE: NRE), which are both externally managed by subsidiaries of the Company; and (c) various other equity and debt investments. The Company is headquartered in Los Angeles with key offices in New York, Paris and London, and has over 400 employees across 17 locations in ten countries. For additional information regarding the Company and its management and business, please refer to www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, our ability to achieve anticipated compensation and administrative cost savings pursuant to our corporate restructuring and reorganization plan, in the timeframe expected or at all, the impact of changes to the Company’s management, employee and organizational structure, whether the formation of the Strategic Asset Review Committee will result in any action or transaction by the Company and whether the Company, including its stockholders, will benefit from it, the Company’s financial flexibility, including borrowing capacity under its revolving credit facility, the Company's ability to grow its investment management business, the timing and pace of growth of the Company's Industrial platform, including the ability to acquire more bulk industrial buildings and add more third-party capital to the bulk industrial strategy, the performance of the Company’s investment in Colony Credit Real Estate, Inc., the Company’s ability to maintain or create future permanent capital vehicles under its management, whether the Company will realize any anticipated benefits from the Digital Bridge partnership, the Company’s ability to simplify its business and become more balance sheet-light, the Company's portfolio composition, Colony Capital’s liquidity, including its ability to continue to generate liquidity by more accelerated sales of non-core assets and businesses, the Company's expected taxable income and net cash flows, excluding the contribution of gains, the Company’s ability to maintain or grow the dividend at all in the future, whether NorthStar Realty Europe Corp. (“NRE”) will complete a sale of its company or internalize in the timeframe anticipated or at all, including the impact of any such transaction on the Company’s investment in, and management agreement with, NRE, the impact of any changes to the Company’s management agreements with NorthStar Healthcare Income, Inc. and other managed companies, whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, the timing of and ability to complete repurchases of Colony Capital’s stock, Colony Capital’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, the ability of the Company to refinance certain mortgage debt on similar terms to those currently existing or at all, whether the Company will benefit from the combination of its broker-dealer business with S2K Financial, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Source: Colony Capital, Inc.
Investor Contacts:
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$461,912	$921,822
Restricted cash	366,758	471,078
Real estate, net	13,619,014	14,464,258
Loans receivable, net ($0 and $45,423 at fair value, respectively)	1,659,217	3,223,762
Equity investments ($142,130 and $363,901 at fair value, respectively)	2,446,336	1,690,839
Debt securities, at fair value	96,833	348,342
Goodwill	1,534,561	1,534,561
Deferred leasing costs and intangible assets, net	540,264	852,872
Assets held for sale ($269,145 and $49,498 at fair value, respectively)	941,258	781,630
Other assets ($33,558 and $10,152 at fair value, respectively)	503,317	444,968
Due from affiliates	45,779	51,518
Total assets	$22,215,249	$24,785,650
Liabilities
Debt, net ($0 and $44,542 at fair value, respectively)	$10,039,957	$10,827,810
Accrued and other liabilities ($141,711 and $212,267 at fair value, respectively)	707,921	898,161
Intangible liabilities, net	159,386	191,109
Liabilities related to assets held for sale	68,217	273,298
Due to affiliates ($0 and $20,650 at fair value, respectively)	—	23,534
Dividends and distributions payable	84,013	188,202
Total liabilities	11,059,494	12,402,114
Commitments and contingencies
Redeemable noncontrolling interests	9,385	34,144
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,436,605 and $1,636,605 liquidation preference, respectively; 250,000 shares authorized; 57,464 and 65,464 shares issued and outstanding, respectively	1,407,495	1,606,966
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 483,347 and 542,599 shares issued and outstanding, respectively	4,834	5,426
Class B, 1,000 shares authorized; 734 and 736 shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,598,019	7,913,622
Distributions in excess of earnings	(2,018,302)	(1,165,412)
Accumulated other comprehensive income	13,999	47,316
Total stockholders’ equity	7,006,052	8,407,925
Noncontrolling interests in investment entities	3,779,728	3,539,072
Noncontrolling interests in Operating Company	360,590	402,395
Total equity	11,146,370	12,349,392
Total liabilities, redeemable noncontrolling interests and equity	$22,215,249	$24,785,650

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues
Property operating income	$534,391	$572,787	$2,247,740	$2,113,837
Interest income	47,340	83,339	215,367	416,625
Fee income	40,000	53,527	151,821	220,789
Other income	12,513	10,691	50,348	45,483
Total revenues	634,244	720,344	2,665,276	2,796,734
Expenses
Property operating expense	299,420	311,437	1,233,659	1,113,509
Interest expense	148,236	156,230	595,551	574,822
Investment and servicing expense	11,699	23,629	67,420	67,597
Transaction costs	3,681	1,443	7,266	95,859
Placement fees	1,372	—	7,849	2,474
Depreciation and amortization	144,495	164,554	572,406	617,779
Provision for loan loss	15,901	6,834	43,034	19,741
Impairment loss	288,494	375,007	588,223	420,360
Compensation expense
Cash and equity-based compensation	73,669	89,286	225,038	346,885
Carried interest and incentive fee compensation	6,794	—	12,181	—
Administrative expenses	24,362	30,895	97,000	110,982
Total expenses	1,018,123	1,159,315	3,449,627	3,370,008
Other income (loss)
Gain on sale of real estate assets	70,965	40,669	167,231	137,370
Other gain (loss), net	(82,025)	(18,523)	51,706	(25,814)
Equity method earnings (losses)	(43,872)	31,318	(9,401)	285,151
Equity method earnings—carried interest	6,494	—	19,961	—
Loss before income taxes	(432,317)	(385,507)	(554,854)	(176,567)
Income tax benefit	24,622	91,409	59,781	98,399
Loss from continuing operations	(407,695)	(294,098)	(495,073)	(78,168)
Income (loss) from discontinued operations	—	(486)	(102)	13,555
Net loss	(407,695)	(294,584)	(495,175)	(64,613)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	(5,750)	20,528	(3,708)	23,543
Investment entities	(6,523)	42,231	67,994	129,996
Operating Company	(25,345)	(21,605)	(39,854)	(20,261)
Net loss attributable to Colony Capital, Inc.	(370,077)	(335,738)	(519,607)	(197,891)
Preferred stock redemption	—	—	(3,995)	4,530
Preferred stock dividends	27,137	32,344	117,097	130,672
Net loss attributable to common stockholders	$(397,214)	$(368,082)	$(632,709)	$(333,093)
Basic loss per share
Loss from continuing operations per basic common share	$(0.82)	$(0.69)	$(1.28)	$(0.66)
Net loss per basic common share	$(0.82)	$(0.69)	$(1.28)	$(0.64)
Diluted loss per share
Loss from continuing operations per diluted common share	$(0.82)	$(0.69)	$(1.28)	$(0.66)
Net loss per diluted common share	$(0.82)	$(0.69)	$(1.28)	$(0.64)
Weighted average number of shares
Basic	484,503	536,583	496,993	532,600
Diluted	484,503	536,583	496,993	532,600

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Net loss attributable to common stockholders	$(397,214)	$(632,709)
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net loss attributable to noncontrolling common interests in Operating Company	(25,345)	(39,854)
Real estate depreciation and amortization	143,456	581,264
Impairment of real estate	279,233	382,290
Gain from sales of real estate	(86,269)	(190,376)
Less: Adjustments attributable to noncontrolling interests in investment entities	(85,212)	(202,405)
FFO attributable to common interests in Operating Company and common stockholders	(171,351)	$(101,790)

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO (1)	57,953	111,701
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	36,125	63,214
CLNC Core Earnings & NRE Cash Available for Distribution adjustments (2)	10,308	18,451
Equity-based compensation expense	12,860	44,788
Straight-line rent revenue and expense	(6,146)	(21,920)
Change in fair value of contingent consideration	—	(1,730)
Amortization of acquired above- and below-market lease values, net	(2,526)	(6,909)
Amortization of deferred financing costs and debt premiums and discounts	19,709	82,006
Unrealized fair value losses and foreign currency remeasurements	74,446	(34,278)
Acquisition and merger-related transaction costs	3,486	19,265
Merger integration and restructuring costs (3)	15,193	31,974
Amortization and impairment of investment management intangibles	19,736	246,286
Non-real estate depreciation and amortization	1,663	8,430
Amortization of gain on remeasurement of consolidated investment entities	(219)	5,624
Deferred tax benefit, net	(22,095)	(66,752)
Preferred share redemption gain	—	(3,995)
Less: Adjustments attributable to noncontrolling interests in investment entities	(26,622)	(61,048)
Core FFO attributable to common interests in Operating Company and common stockholders	$22,520	$333,317

FFO per common share / common OP unit (4)	$(0.33)	$(0.19)
FFO per common share / common OP unit—diluted (4)(6)	$(0.33)	$(0.19)
Core FFO per common share / common OP unit (4)	$0.04	$0.62
Core FFO per common share / common OP unit—diluted (4)(5)(6)	$0.04	$0.62
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (4)	522,061	534,142
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (4)(6)	522,061	534,142
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (4)(5)(6)	522,508	534,714
__________

(1)
For the three months ended December 31, 2018, net of $25.4 million consolidated or $13.0 million CLNY OP share and for the twelve months ended December 31, 2018, net of $65.7 million consolidated or $43.7 million CLNY OP share of depreciation, amortization and impairment charges previously adjusted to calculate FFO and Core Earnings, a non-GAAP measure used by Colony Capital, Inc. prior to its internalization of the manager.

(2)
Represents adjustments to align the Company’s Core FFO with CLNC’s definition of Core Earnings and NRE’s definition of Cash Available for Distribution (“CAD”) to reflect the Company’s percentage interest in the respective company’s earnings. These adjustments include provisions for loan losses, realized gains and losses plus other differences that are included/excluded in CLNC’s core earnings and NRE’s CAD.

(3)
Merger integration and restructuring costs represent costs and charges incurred during the integration of Colony, NSAM and NRF and from the corporate restructuring and reorganization plan. These integration and restructuring costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the merger integration and restructuring and reorganization plan. The majority of these costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(4)	Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares.

(5)
Included in the calculation of diluted Core FFO per share for the three months and twelve months ended December 31, 2018, are 446,600 and 571,500, respectively, weighted average shares of non-participating restricted stock.

(6)
For the three and twelve months ended December 31, 2018, excluded in the calculation of diluted FFO and Core FFO per share is the effect of adding back interest expense associated with convertible senior notes, weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes and weighted average performance stock units, which are subject to both a service condition and market condition, as the effect of including such interest expense, common share equivalents and performance stock units would be antidilutive.

COLONY CAPTITAL, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI/EBITDA

The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI or EBITDA and (2) a reconciliation of such segments' net income (loss) for the three months ended December 31, 2018 to NOI or EBITDA:

	Three Months Ended December 31, 2018
(In thousands)	Healthcare	Industrial	Hospitality
Total revenues	$146,534	$75,824	$199,974
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(4,186)	(3,213)	(6)
Interest income	—	(78)	—
Property operating expenses (1)	(67,919)	(20,300)	(137,597)
Compensation and administrative expense (1)	—	(946)	—
NOI or EBITDA	$74,429	$51,287	$62,371
_________

(1)
For healthcare and hospitality, property operating expenses include property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

	Three Months Ended December 31, 2018
(In thousands)	Healthcare	Industrial	Hospitality
Income (loss) from continuing operations	$(235,851)	$9,464	$(18,846)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(4,186)	(3,213)	(6)
Interest income	—	(78)	—
Interest expense	51,158	10,795	40,894
Transaction, investment and servicing costs	2,041	132	1,384
Depreciation and amortization	41,336	33,174	36,643
Impairment loss	212,036	—	10,604
Compensation and administrative expense	3,145	4,247	2,471
Gain on sale of real estate	—	(3,236)	—
Other loss, net	2,142	—	32
Income tax (benefit) expense	2,608	2	(10,805)
NOI or EBITDA	$74,429	$51,287	$62,371

The following table summarizes fourth quarter 2018 income (loss) from continuing operations by segment:

(In thousands)	Income (Loss) From Continuing Operations
Healthcare	$(235,851)
Industrial	9,464
Hospitality	(18,846)
CLNC	(47,645)
Other Equity and Debt	50,533
Investment Management	(13,053)
Amounts Not Allocated to Segments	(152,297)
Total Consolidated	$(407,695)